Exhibit 10.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel: 905-726-2462 Fax: 905-726-2585

February 27, 2007

PRIVATE & CONFIDENTIAL

Mr. Michael A. Neuman

160 Valley Road

Toronto, Ontario

M2L 1G4

Dear Michael:

Re:  Employment with Magna Entertainment Corp.

This letter shall confirm that the following are the terms and conditions of your employment with Magna Entertainment Corp. (the “Corporation”):

1.                                       Position:  Subject to the approval of the Board of Directors (the “Board”) of the Corporation, you are hereby appointed, effective February 27, 2007, as the Chief Executive Officer of the Corporation. You shall report to the Chairman of the Board and shall be the most senior officer of the Corporation (after the Chairman) with responsibility for the leadership of the execution of the Corporation’s approved business plan, including, without limitation, the leadership of all of the Corporation’s employees and consultants deployed in that execution.  You shall carry out your day-to-day duties from the Corporation’s head office, which is currently located in Aurora, Ontario.  You acknowledge that, due to the nature of your position and job responsibilities, you shall be expected to engage in extensive business travel.  You shall devote substantially all of your business time, energy and skill to the performance of your duties for the Corporation.

2.                                       Base Salary:  During your employment by the Corporation, your Base Salary shall be US$500,000 per annum for fiscal 2007 and subsequent fiscal years (less statutorily required deductions), payable in arrears in accordance with the Corporation’s standard payroll practices.  Your Base Salary shall be pro-rated during any partial year of employment.

3.                                       Annual Bonus:  In addition to your Base Salary, you shall receive an Annual Bonus (inclusive of all entitlement to vacation pay, whether vacation is taken or not in any period, and less statutorily required deductions) each fiscal year in an amount not less than US$500,000, payable quarterly in arrears.  Your Annual Bonus shall be pro-rated during any partial year of employment.

Your Annual Bonus shall be paid in cash, but you agree to purchase from the treasury of the Corporation an amount of the Corporation’s Class A Subordinate Voting Stock (“Class A Stock”) equal to 50% of your Annual Bonus, at a price per share that is equal to 100% of the last sale price of Class A Stock on the Toronto Stock Exchange (the “TSX”) on the trading day prior to the date on which you purchase the Class A Stock.  You agree to purchase the required amount of Class A Stock each quarter as soon as practicable following your receipt of the portion of your Annual Bonus paid in such quarter; provided, however, that you may acquire Class A Stock from the Corporation in advance at your discretion, at such prices as may then prevail, and such shares may be used to satisfy this requirement. You acknowledge and agree that the timing and pricing of your purchase of Class A Stock from the Corporation shall be subject to all applicable securities law restrictions.  Your obligation to purchase Class A Stock pursuant to this provision shall immediately cease upon the termination of your employment with the Corporation.

You and the Corporation acknowledge your mutual intent to replace for fiscal 2008 and subsequent fiscal years your fixed amount of Annual Bonus with a profit-sharing amount to be based on a percentage of the net pre-tax profits of the Corporation, such percentage to be mutually agreed upon on or before December 31, 2007; provided that no mutual agreement shall be required in the event the Corporation proposes a percentage of net pre-tax profits of the Corporation, which, based on the then current business plan for fiscal 2008, as approved by the Board of Directors of the Corporation, is expected to result in an Annual Bonus equivalent to or greater than US$500,000; and, provided, further that in no event shall your Annual Bonus be less than US$500,000.

4.                                       Benefits:  During your employment by the Corporation, you shall be entitled to:

(a)                                  participate in all group insurance and benefit programs generally applicable to salaried employees of the Corporation from time to time, including an annual comprehensive medical exam with a company mutually agreeable to you and the Corporation;

(b)                                 four (4) weeks vacation in respect of each completed twelve (12) month period of employment during the term of this agreement, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof;

(c)                                 use for business purposes the golf course, clubhouse, meeting rooms and dining facilities of the Magna Golf Club in accordance with the access agreement between the Corporation and Magna International Inc; and

(d)                                 reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation’s policies from time to time, but excluding automobile operating costs other than the standard mileage charge approved by the Corporation from time to time.

5.                                       Stock Options: Subject to the approval of all regulatory bodies having jurisdiction (including the consent of the TSX and Nasdaq to the listing of the underlying shares), and subject to you entering into a Stock Option Agreement with the Corporation in the standard form contemplated by the Corporation’s Long-Term Incentive Plan, the Corporation shall grant you options to purchase 1,000,000 shares of Class A Stock at an exercise price per share of Class A Stock that is equal to 100% of the last sale price of Class A Stock on the TSX on the trading day prior to the date of Board approval of the stock option grant; provided, however, that you acknowledge and agree that the timing and pricing of the grant of your options shall be subject to all applicable securities law restrictions.  Such options shall vest 20% on the grant date and 20% on each of the four succeeding anniversaries of the grant date, and shall be exercisable by you only in accordance with the terms and conditions set forth in the Stock Option Agreement referred to above.

You and the Corporation acknowledge and agree that your aggregate compensation is comprised of cash and options.  In recognition of the fact that the Corporation is unable to grant you options on your Start Date because of securities law restrictions, the Corporation hereby agrees to pay to you the Top-Up Amount (as defined below).

The Top-Up Base Amount shall be the amount determined by multiplying (i) 200,000 by (ii) the amount, if any, by which the closing trading price of Class A Stock on the TSX on the day prior to the date on which your options are granted to you exceeds the closing trading price of Class A Stock on the TSX on the day prior to your Start Date.

Recognizing that you would have paid income tax at capital gains rates on any such appreciation in the trading price of Class A Stock if the options had been granted to you on your Start Date, the Top-Up Base Amount shall be multiplied by 75% to determine the Top-Up Amount.  For greater certainty, the Top-Up Amount cannot be less than zero.  The Top-Up Amount shall be paid to you by the Corporation in cash.

6.                                       Conditions for Continued Employment: It is acknowledged by you that as a condition of your continued employment you shall comply in every respect with the Corporation’s Capital Expenditure Guidelines, Health, Safety and Environmental Policy, Code of Business Conduct, Corporate Disclosure Policy and Insider Reporting and Trading Policy, as amended from time to time, together with such other policies as the Corporation may establish and be in effect from time to time (collectively, the “Policies”).  Copies of such Policies in effect as of your Start Date are attached hereto as Exhibit A.

7.                                       Termination:

(a)                                  Your employment and this agreement, including all benefits provided for under this agreement, shall terminate on:  (i) the acceptance by the Corporation of your voluntary resignation in accordance with paragraph 7(b); (ii) at the Corporation’s option, your disability for an aggregate of six (6) months or more in any twenty-four (24) month period, subject to any statutory requirement to accommodate such disability; (iii) your death; (iv) your dismissal for cause or by reason of your breach of a material term of this agreement; or (v) your termination of this agreement for Good Reason (as defined below).

(b)                                 You may, at any time or for any reason, terminate your employment and this agreement by providing the Corporation with not less than three (3) months prior written notice of intention to terminate.

(c)                                  The Corporation may, at any time and for any reason (other than those set out in subparagraph 7(a)), terminate your employment and this agreement without cause by providing you a retiring allowance equivalent to the greater of $1,000,000 or your Base Salary and Annual Bonus for the full fiscal (calendar) year ending immediately prior to the day of termination (less statutorily required deductions), payable in cash and, at the Corporation’s option, either in a lump sum within thirty (30) days of the day of termination or monthly in arrears in twelve (12) equal instalments commencing thirty (30) days after the day of termination.  If your employment is terminated pursuant to this sub-paragraph 7(c) other than by reason of your voluntary resignation, the Corporation shall maintain on your behalf the benefits referred to in paragraph 4(a) for a period not less than twelve (12) months.

(d)                                 Provided that the Corporation has not notified you in writing that circumstances exist that would permit the Corporation to terminate this agreement for cause or by reason of your breach of a material term of this agreement, you shall be entitled to terminate this agreement in the event that the Corporation takes any material decision without first having consulted with you about that material decision (a “Good Reason”); provided, however, that you agree to first (i) inform the Board in reasonable detail of material decision that you are concerned about, (ii) meet with the Chairman and/or other members of the Board to attempt in good faith to rectify or cure the situation and (iii) provide the Corporation with a reasonable time period to rectify or cure the situation (provided that the situation is capable of rectification or cure).  If within thirty (30) days of your informing the Board of your intention to terminate this agreement for Good Reason the situation has not been rectified or cured to your satisfaction, acting reasonably, then you may terminate this agreement for Good Reason within the next ten (10) days, after which time you shall be deemed to have waived your right to terminate this agreement for Good Reason relating to the material decision that you initially complained about.  In the event that you terminate this agreement for Good Reason, the Corporation shall pay to you a retiring allowance equivalent to your Base Salary and Annual Bonus for the full fiscal (calendar) year ending immediately prior to the day of termination (less statutorily required deductions), payable, in cash, monthly in arrears in twelve (12) equal instalments commencing thirty (30) days after the day of termination.

(e)                                  On termination of this agreement, other than your dismissal for cause or for breach of a material term of this agreement under sub-paragraph 7(a)(iv), the Corporation shall also pay, in cash, your Annual Bonus on a prorated basis to the date of termination.

(f)                                    In the event that the Corporation terminates your employment for cause or for breach of a material term of this agreement under paragraph 7(a)(iv), or if you breach the provisions of paragraph 8, the payment of any further amounts under this agreement shall immediately cease.

(g)                                 The termination provisions set forth above are inclusive of any and all statutory, common law and/or contractual entitlement to severance pay, notice of termination or pay in lieu thereof, salary, bonuses, automobile allowances, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation and the termination of your employment and this agreement.  All payments set forth above in this Section 7 are conditional upon you executing a full and final release in the Corporation’s standard form, waiving any and all claims against the Corporation, its subsidiaries and their respective directors and officers.  If you fail to execute the full and final release, the Corporation’s only obligation to you shall be notice, pay in lieu of notice and severance as required by the applicable employment standards legislation.

8.                                       Other Conditions:  Without limiting your fiduciary obligations or your obligations pursuant to the Corporation’s Policies, you hereby acknowledge as reasonable, in terms of both scope and duration, and agree that you shall abide by the following terms and conditions:

i)                                         Intellectual Property:  Any and all patents, trade marks, copyrighted works, inventions, know-how, practices, processes, research materials, software, systems, technology, trade secrets, work methods, computer programs, concepts, data, designs, devices, discoveries, drawings, formulae, ideas, and improvements and advances therefor (collectively, “Intellectual Property”) that are either provided to you or that you obtain access to in the course of your employment are and shall remain the exclusive property of the Corporation.

You agree that any Intellectual Property (whether registrable or not) produced, made, written, or designed by you, either alone or jointly with others, in the course of your employment or in any way relating to the business of the Corporation and its subsidiaries and affiliates, including Magna International Inc. and its subsidiaries (collectively the “MEC Group”), shall vest in and be the exclusive property of the Corporation and the MEC Group.  You further agree that both during your employment and subsequent to your termination of employment, you shall promptly and fully disclose to the Corporation, complete details of any Intellectual Property arising through or in the course of your employment, with the intention that the Corporation and the MEC Group shall have full knowledge of and obtain full ownership of such Intellectual Property.  At the Corporation’s expense, you agree to cooperate in executing all necessary assignments and other documents and shall cooperate in all other such acts and things as the Corporation may reasonably require in order to vest such Intellectual Property rights exclusively in the name of the Corporation and the MEC Group.  In addition, if requested at any time, you shall immediately execute a separate form of employee intellectual property agreement in the Corporation’s standard form as a condition of your continued employment.

ii)                                      Confidentiality:  You shall keep confidential at all times during and after your employment, all information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation or any member of the MEC Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them.  In addition, if requested at any time, you shall immediately execute a separate form of employee confidentiality agreement in the Corporation’s standard form as a condition of your continued employment.

iii)                                   Conflict of Interest:  You shall not engage in any business activities, either through yourself or through immediate family member(s), which may place you in an actual or apparent conflict of interest with your duty to act, at all times, in the best interests of the Corporation and the MEC Group.

iv)                                  Non-Competition:  During the term of your employment with the Corporation and for a period of twelve (12) months after the termination of your employment, you shall not, directly or indirectly, in any capacity in Canada or the United States compete with the business of the Corporation or any member of the MEC Group in respect of which you have had access to proprietary or confidential information.

v)                                     Non-Solicitation:  During the term of your employment with the Corporation and for a period of twelve (12) months after the termination of your employment, you shall not, directly or indirectly (A) solicit, attempt to solicit or call upon any firm, person or company who is or was a customer, client, or supplier of the Corporation or any member of the MEC Group to cease doing business with the MEC Group or to do business with any entity, or (B) solicit, attempt to solicit, or communicate in any way with employees of the Corporation or any member of the MEC Group for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity that competes with the business of any member of the MEC Group.

9.                                       General:

i)                                         Severability: You acknowledge and agree that should any provision in this agreement be held to be invalid, void or unenforceable, it shall be declared separate and distinct from the remaining provisions herein, and such remaining provisions shall continue in full force and effect.

ii)                                      Notional Severance.  In the event that any covenant, provision or restriction contained in this agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction because of the duration, the scope or geographic area, such court shall have the power to reduce the duration, scope or area of such covenant, provision or restriction to what the court considers reasonable and, in its reduced terms, such covenant, provision or restrictions shall then be enforceable as if originally part of this Agreement.

iii)                                   Assignability: This agreement may be assigned by the Corporation with your consent (such consent not to be unreasonably withheld) to any other member of the MEC Group.  Upon completion of such assignment, the Corporation shall be automatically released from any obligation, liability or responsibility under this agreement.

iv)                                  Governing Law: This agreement and the legal relations hereby created between you and the Corporation shall be governed by and construed under and in accordance with the laws of and applicable within the Province of Ontario without regard to conflicts of laws principles.

10.                                 D&O Insurance: Concurrent with the execution of this agreement, you and the Corporation shall enter into the form of indemnity agreement attached hereto as Exhibit B.

11.                                 Effective Date: Your employment under the terms of this agreement shall be effective as of February 27, 2007.  Upon cessation of your employment or other termination of this agreement, paragraph 8 shall continue in full force and effect.

If the terms of employment as set out in this agreement are acceptable to you, please sign and date three  (3) copies in the places indicated and return two (2) fully signed copies to the attention of Frank Stronach by 5:00pm on February 27, 2007,  after which, if not so signed and returned, this agreement shall be withdrawn.

[signature page follows]

Upon execution by you, this agreement (i) replaces any prior written or oral employment agreement or other agreement concerning remuneration between you and the Corporation or any member of the MEC Group and (ii) shall continue to apply to your employment in a similar or other capacity with the Corporation or any member of the MEC Group.

Yours very truly,

/s/Frank Stronach

Frank Stronach
Chairman

- - - - - - -

I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all the terms and conditions of my employment with Magna Entertainment Corp. and that no other terms, conditions or representations other than those within this letter form part of this agreement.  I hereby confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment that would prevent or impair me in carrying out my duties and functions with the Corporation and that I am not aware of any circumstance that would prevent my being licensed as an officer of the Corporation under the applicable pari-mutuel or gaming laws and regulations.  Furthermore, I confirm that during the course of my employment I shall not offer to the Corporation any confidential or proprietary information that I have knowledge of with respect to my former employers, nor shall I provide such information to the Corporation should I be requested to do so until such time as such information is no longer confidential, proprietary or has come into the public domain.

I understand that in order to manage the employment relationship, it shall be necessary for the Corporation to collect and use certain personal information about me, as well as my beneficiaries and dependents.  I hereby grant my consent to the collection and use of this information, as well as to the disclosure of relevant personal information to employees, agents and affiliates of the Corporation where necessary for legitimate business reasons, including performance and attendance management and administration of the Corporation’s compensation and employee benefit programs.

February 27, 2007
/s/ Michael A. Neuman
Date	Michael A. Neuman

Exhibit A

Corporate Policies

[see attached]

MAGNA ENTERTAINMENT CORP.

INSIDER TRADING POLICY

The directors and officers of Magna Entertainment Corp. (“MEC”), and such other employees of MEC or such other directors, officers or employees of any MEC Affiliate (as defined in MEC’s Corporate Constitution) as may be designated from time to time by the Chief Executive Officer, President, Chief Financial Officer or Secretary of MEC (collectively, the “Restricted Persons”), shall not, directly or indirectly, purchase, sell or otherwise trade in any security of MEC (including, without limitation, the Class A Subordinate Voting Stock, options to acquire Class A Subordinate Voting Stock, or Class B Stock of MEC):

1.                                       for the period commencing at 11:59 p.m. on the last day of each fiscal quarter of MEC until 12:01 a.m. on the third (3rd) business day after the public announcement of MEC’s financial results for such fiscal quarter (or fiscal year, as the case may be); or

2.                                       at any time when any of the Restricted Persons has/have knowledge of any “material information” regarding MEC (i.e. information about MEC, whether positive or negative, which, if publicly disclosed, would result in, or would reasonably be expected to result in, a significant change in the market price or value of any security of MEC or would affect an investor’s decision to buy or sell MEC securities) which has not been made available to the public until 12:01 a.m. on the third (3rd) business day after the public announcement of such information; or

3.                                       at any time and for such duration as a “trading blackout” or other similar notice prohibiting trading in any MEC security if issued by the Chief Executive Officer, President, Chief Financial Officer, General Counsel or Secretary of MEC; and

4.                                       at all times in respect of any “call” or “put” option(s) for, or in relation to, any MEC security.

Restricted Persons also shall not directly or indirectly disclose material information relating to MEC to any family member, relative or any other person, whether to trade in MEC securities or otherwise.

The above restrictions also apply to purchases, sales or other trading in any securities of other public companies when any of the Restricted Persons acquire(s), through his/her/their position or relationship with MEC or any MEC Affiliate, any material non-public information regarding such public company.

This Policy is not intended to reduce or otherwise affect the personal obligations imposed on the directors, officers and other insiders of MEC under applicable securities legislation in the United States or Canada (whether upon the initial acquisition of ownership of, or rights to exercise control or direction over, any securities of MEC, or in connection with any subsequent sale or trade in respect thereof).

Breach of this Policy may be considered as the basis for the termination of employment for cause or otherwise, for any Restricted Person.

Any questions regarding this Policy or any related matters should be directed to either the Chief Financial Officer or Secretary of MEC.  To avoid inadvertent violation of this Policy, it is recommended that Restricted Persons contact the Chief Financial Officer or Secretary of MEC before buying or selling MEC securities.

MI DEVELOPMENTS INC.

INSIDER REPORTING AND TRADING POLICY

5.                                                                                       Introduction

Each Insider (as described below) of MI Developments Inc. (“MID”) must comply with the insider trading requirements in respect of MID’s shares and other securities (“MID Securities”) under the securities laws of Ontario and the other Canadian provinces and, to the extent applicable, the United States.  This Policy is intended to establish a standard with respect to the purchase and sale of MID Securities which all officers, directors and employees of MID and its subsidiaries are expected to comply with as Insiders; however, this Policy in no way reduces the personal obligations imposed by these laws directly on each Insider.

6.                                                                                       MID Securities

The term “MID Securities” includes Class A Subordinate Voting Shares (including options to acquire such shares) and Class B Shares of MID.  This Policy also will apply to any Preference Shares or other MID Securities issued in the future.

7.                                                                                       Who is legally an “Insider” of MID?

a                                                                                          Category 1:                                   The broader category of Insiders are those persons in a “special relationship” with MID, including:

i                                                                                             all directors, officers and employees of MID or its subsidiaries as well as their respective spouses, children, relatives who share the same residence and certain entities (i.e. certain trusts, partnerships and corporations) which are associated with such individuals;

ii                                                                                          persons who directly or indirectly own or exercise control or direction over 10% or more of MID’s voting securities (i.e.  the Stronach Trust);

iii                                                                                       persons outside MID who engage or propose to engage in any business or professional activity with MID; and

iv                                                                                      anyone who learns of “material information” (as described below) regarding MID from someone who he knows, or should know, is a person in a special relationship with MID.

b                                                                                         Category 2:                                   The narrower category of Insiders are those who must file Insider Reports with the Ontario Securities Commission and other provincial securities commissions when they first become owners of, or first commence exercising control or direction over, MID Securities and thereafter in connection with any trade by them in MID Securities, including:

i                                                                                             directors of MID or any “major subsidiary” of MID (including Magna Entertainment Corp. (“MEC”));

ii                                                                                          officers of MID or any “major subsidiary” of MID (including MEC) with the following titles: Chairman, Deputy Chairman, Vice-Chairman, President, Executive Vice-President, Vice-President, Secretary, Treasurer, Controller, Managing Director or anyone else who does the work normally done by a person with any of the titles listed above;

iii                                                                                       each of the five highest-paid employees of MID or its subsidiaries; and

iv                                                                                      anyone who, directly or indirectly, beneficially owns or controls 10% of the voting rights attached to all voting securities of MID (i.e. the Stronach Trust).

Under Canadian securities regulations (National Instrument 55-101), only officers and directors of “major subsidiaries” are subject to Canadian insider reporting requirements.  We will determine annually which subsidiaries are “major subsidiaries” and will advise any individuals affected by this determination of their obligations.

4.                                       Legal Restrictions on Insider Trading for Category 1 Persons

•                                          A Category 1 Insider, or person in a “special relationship” with MID, is prohibited from buying or selling MID Securities with knowledge of “material information” with respect to MID which has not been generally disclosed to the public.

•                                          Category 1 Insiders also may not disclose to any other person any material information with respect to MID other than in the ordinary course of business.  Persons who receive such material information in the ordinary course of business would themselves become Category 1 Insiders on receipt.  This prohibition also applies to enquiries about MID by, or discussions with, the financial press, investment analysts or others in the financial community.  Under our informal disclosure policy, only Frank Stronach, Werner Czernohorsky, William Biggar, Andrew Blair, John Simonetti or Edward Hannah may speak publicly for MID.  We expect to adopt a formal MID Corporate Disclosure Policy in late 2003 or 2004.  Category 1 Insiders should not discuss material information relating to MID affairs in public or quasi-public areas where their conversations may be overheard (e.g., restaurants, washrooms, elevators, etc.).

Information about MID is “material” if disclosure results in, or would reasonably be expected to result in, a significant change in the market price or value of any MID Securities.  In practical terms this usually means that information is material if it would affect investors’ valuation of MID Securities and therefore their decisions to buy, sell or hold them.  Examples include the following:

•                  A significant acquisition, disposition or merger involving MID or one of its subsidiaries (including MEC).

•                  A new issue of equity, debt or convertible securities or a significant change in capital structure.

•                  A significant change in dividends.

•                  A significant change expected in earnings and/or in the balance sheet.

•                  Borrowing of a significant amount of funds.

•                  Significant developments affecting MID’s properties or markets.

•                  Entering into or loss of significant contracts.

•                  Significant changes in capital investment plans or corporate objectives.

•                  Significant changes in management.

•                  Significant litigation.

•                  Significant labour disputes or disputes with major contractors or suppliers.

•                  Any other undisclosed material fact/change that a reasonable investor would consider important in deciding whether to buy, sell or hold.

It is the responsibility of each individual Category 1 Insider to determine whether he or she has knowledge of any material information concerning the affairs of MID.  However, any Category 1 Insider who has knowledge of information that would have a 5% impact on the sales, net income or assets of MID on a consolidated basis is presumed to have knowledge of material information and must speak to the General Counsel of MID prior to buying or selling MID Securities.  The 5% threshold is only a guideline and is not intended to replace the materiality test described above.

Any individual Insider who is contemplating buying or selling MID Securities and is unsure as to whether they have knowledge of information which is of such significance as to be material or whether such information has been publicly disclosed should speak to the General Counsel of MID before taking any action.

5.                                       MID Policy on Insider Trading

Insiders may trade MID Securities, except as follows:

(a)                      A Category 1 Insider shall not trade in MID Securities when they have knowledge of undisclosed material information of the type described in paragraph 4 above.  Trading will remain restricted until 12:01 a.m. on the third business day following public disclosure of such material information.

(b)                     At certain times, information which may be material regarding MID may be known only by a few members of management.  In these situations, all directors and officers of MID and any other officer, director or employee of MID or its subsidiaries designated from time to time by the Chairman, the Deputy Chairman, a Vice Chairman, the Chief Executive Officer, the Chief Operating Officer, the President, the Chief Financial Officer or the General Counsel of MID, will be prohibited from trading in MID Securities during the period this information remains undisclosed.  The Chief Financial Officer or General Counsel of MID will provide notification when this situation exists.

In addition, MID has established the following “Trading Black-out” guideline which prohibits trading during the black-out period and which will help ensure that MID and its Insiders are not only acting in accordance with applicable law at all times but are seen to be doing so:

(i)                                     The directors and senior officers of MID;

(ii)                                  the directors of MEC and such other subsidiaries of MID designated from time to time by the Chairman, the Deputy Chairman, a Vice-Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or the General Counsel of MID;

(iii)                               the officers of the subsidiaries described in (i) above with the following titles:  Chairman, President, Executive Vice-President, Vice-President, Secretary, Controller and Treasurer; and (iii)

(iv)                              any other officer, director or employee of MID or its subsidiaries designated from time to time by the Chairman, the Deputy Chairman, a Vice-Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or the General Counsel of MID shall not trade in MID Securities during the period commencing at 11:59 p.m. of the last day of each fiscal quarter and ending at 12:01 a.m. on the third business day after the public announcement of MID’s quarterly or annual financial results.  The Chief Financial Officer or General Counsel of MID will provide notification of the date on which quarterly and annual financial results are expected to be released.

This Trading Black-out is in addition to the absolute prohibition on trading when an Insider has knowledge of undisclosed material information of the type described in paragraph 4 above.

6.                                       Magna Entertainment Corp.

Insiders of MEC are subject to the same insider trading requirements in respect of MID Securities as MID Insiders.  Since MEC has established its own Insider Trading Policy, officers and directors of MID as well as all Insiders of MEC are subject to the rules and restrictions contained in the MEC Insider Trading Policy with regard to securities of MEC.  Reference should be made to MEC’s Insider Trading Policy for further details as such policy differs from this Policy in certain respects.

MEC insiders are required to file U.S. insider reports (Forms 3 or 4) in the U.S. and Canadian insider reports in Canada.  Please see the MEC Insider Trading Policy.

7.                                       Other Restricted Companies

In addition to restrictions on trading in MID Securities, the same legal restrictions will apply when an officer, director or employee acquires, through his position at MID or otherwise, material non-public information about another public company.  For example, from time to time MID or its subsidiaries will enter into discussions with other public companies in connection with long-term leases, financings, joint ventures, acquisitions or other strategic arrangements.  During the course of any such confidential discussions or negotiations, all directors and officers of MID, any other director, officer or employee of MID or its subsidiaries who becomes aware of such confidential discussions or negotiations in the course of their employment or otherwise and any other director, officer or employee of MID or its subsidiaries designated from time to time by the Chairman, the Deputy Chairman, a Vice-Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or the General Counsel of MID, will be prohibited from trading in the securities of such public company during the period this information remains undisclosed.  The Chief Financial Officer or General Counsel of MID will provide notification when this situation exists.

8.                                       Insider Liability

An Insider who fails to comply with insider trading laws is exposed to civil liabilities and/or criminal, fines and/or imprisonment, in addition to the general embarrassment and damage to his or her reputation.  Furthermore, the reputation of MID, and investor confidence in MID, may be damaged and MID may also be exposed to liability.  Both the Ontario Securities Commission and the U.S. Securities and Exchange Commission actively prosecute insider trading violations.

Each Insider’s employment contract specifically requires the employee to comply with policies prescribed by MID from time to time, which includes this Policy.  Breach of this Policy may be considered as the basis for immediate termination for cause and may require MID to refer the matter to the appropriate regulatory authority.

9.                                       Additional Information

Any technical questions regarding insider trading and related activities should be directed to the General Counsel of MID.

Magna Entertainment Corp.

337 Magna Drive
Aurora, Ontario L4G 7K1
Tel (905) 726-2462
Legal Dept. Fax (905) 726-7172

Memorandum

To:                                                                              Board of Directors and Management of MEC

From:                                                               Jim McAlpine
Gary Cohn

Date:                                                                   July 25, 2001

Re:                                                                             Notification Policy for Transactions in MEC Shares

As a young company with a relatively small public float, MEC’s stock price is fairly volatile.  In particular, the trading price of our stock is susceptible to significant fluctuations based on rumors or perceptions in the market.  As we move into a phase in our development during which we will be pursuing various financing alternatives, it is important for our senior management to have as much warning as possible of events which may influence the perception of the Company’s fortunes and hence the trading price of our stock.

One event which can have a significant effect on how we are perceived by the market in general, and potential investors in particular, is the purchase or sale of our stock by directors or members of management.  We are viewed as “insiders” who have insight into the Company’s fortunes which goes beyond our public disclosures.  Although we certainly do not wish to restrict or inhibit investment in MEC by members of our Board and management team, we do wish to monitor such transactions so that we can address any concerns which they may raise with potential investors or the market in general.

As a result, we are requesting that any director or member of management who has formed an intention to either buy or sell shares of MEC, notify the Secretary of the Corporation of such intention at the first available opportunity.  This policy does not replace or supersede our Insider Trading Policy, with which you are all familiar.  The MEC Insider Trading Policy establishes certain “black-out” periods during which any trading in MEC shares or other MEC securities is prohibited.  This new policy supplements the existing policy by addressing the situation where someone proposes to trade in MEC stock outside of a black-out period.

This policy will continue in effect until further notice.  Should you have any questions, please contact Jim McAlpine or Gary Cohn.

GMC/mm

c:                                     Don Amos

Frank DeMarco, Jr.

Andrew Gaughan

Ed Hannah

Jack Liebau

Graham Orr

Doug Tatters

MAGNA ENTERTAINMENT CORP.

Code of Business Conduct

GENERAL

This Code of Business Conduct (this “Code”) is a statement of guiding principles for the conduct of all of our employees with respect to our business.  This Code applies to employees of Magna Entertainment Corp. and its consolidated subsidiaries, collectively referred to in this Code as “our company” or “MEC”.

All of our employees are required to use sound judgment and to act ethically in the performance of their employment responsibilities.  Specifically, each of our employees is expected to be familiar with the principles outlined in this Code and to adhere to such principles and to all applicable laws governing our company and its business.

All employees are expected to report appropriately any indications of illegal or improper conduct of any person or entity involving our company or its business.

This Code is only intended to be a statement of guiding principles.  It is not a contract and is not intended as a detailed guide for all situations you may face.

WAIVERS OF THIS CODE

This Code applies to our officers and our employees equally.  Our directors are also required to abide by the principles of this Code, within the scope of their duties as directors of our company, as if they were employees of our company.  Any waiver of this Code for any officer or director of our company must be approved in advance by the Corporate Governance, Human Resources and Compensation Committee of our Board of Directors.  Any such waivers will be publicly disclosed by appropriate means and as required by applicable law.

QUESTIONS, REPORTING YOUR CONCERNS AND ENFORCEMENT

•                                          Questions About this Code of Conduct.  If you have questions regarding this Code or the matters addressed by this Code, please speak with your Manager or immediate Supervisor (“Supervising Manager”).  If you do not wish to communicate with that person or you are uncomfortable with the guidance provided, please feel free to contact either the Corporate Secretary or the Chief Executive Officer at 905-726-2462.  If you wish to remain anonymous, you may contact the MEC FYI Line with any questions by calling 1-866-9 MEC FYI (1-866-963-2394) or 905-726-7442.

•                                          How to Report Your Concerns.  If you wish to report or discuss any breaches of this Code or any illegal or unethical conduct relating to our business, please promptly inform your Supervising Manager.  Your Supervising Manager will be responsible for resolving the issue and, if necessary, reporting the matter to senior management and our Legal Department.

If your report involves wrongdoing by your Supervising Manager or you are uncomfortable reporting to your Supervising Manager, please promptly contact your Human Resources Department, the General Manager of your facility or MEC’s Chief Executive Officer at 905-726-2462.  If necessary, the person receiving the report will then contact senior management to investigate the matter or delegate its investigation to the appropriate person or committee.  Generally, non-material technical violations of this Code or isolated incidents that do not have a material effect on our company should be reported to your Supervising Manager.  If you are unsure who to report your concerns to, please call the MEC FYI Line at 1-866-9 MEC FYI (1-866-963-2394) or 905-726-7442.

If you wish to communicate anonymously, you are free to do so, and we will maintain the confidentiality of your communication to the extent possible under applicable laws.  Communications intended to be confidential can be made in one of two ways.  You may communicate in writing without indicating your name or address by writing to:  Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, L4G 7K1, Attention:  Chief Executive Officer.  Please write “CONFIDENTIAL” conspicuously on the front of the envelope.   Alternatively, you can call the MEC FYI Line anonymously at 1-866-9 MEC FYI (1-866-963-2394) or 905-726-7442 to report any violations of this Code or to seek guidance on matters involving this Code.

If you have concerns about accounting, internal accounting controls, or auditing matters relating to our company or your report involves senior management of our company, in addition to making a report as described above, you may also contact the Audit Committee of our Board of Directors directly.  Inquiries or communications intended to be anonymous should be mailed in writing without indicating your name or address to Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, L4G 7K1, Attention:  Chairman, Audit Committee. Please write “CONFIDENTIAL” conspicuously on the front of the envelope.

•                                          No Retaliation for Reports.  We encourage our employees to report any concerns about breaches of this Code or any illegal or unethical conduct relating to our business.  We do not retaliate or discriminate against employees who honestly report their concerns to us.

•                                          Do Not Make False Claims.  It is a violation of this Code for any employee knowingly to make false reports of illegal or unethical conduct.

•                                          Enforcement.  We are committed to enforcing this Code consistently with respect to all of our employees, regardless of title or position.  Our officers and other supervising employees are expected to be leaders in demonstrating this personal commitment to the standards outlined in this Code and recognizing indications of illegal or unethical conduct.  We will not tolerate violation or circumvention of any laws applicable to our business by any employee during the course of his/her employment or by any agent or representative acting on behalf of our company.  We will not tolerate the disregard or circumvention of this Code, any other policies of our company or the engagement in unethical dealings in connection with our company’s business.  Employees who fail to comply with this Code or to cooperate with any investigation will be subject to disciplinary action, the nature and severity of which will depend upon the violation.  Disciplinary action may include termination, referral for criminal prosecution and actions to seek reimbursement of our company or others for any losses or damages resulting from the violation.  In addition, consultants, agents, independent contractors and representatives will be required to meet the same standards as our employees and will face the same types of consequences, including termination of any consulting contract, agency or representative relationship with our company.

Any person making a report of a breach of this Code has the right, if they so choose, to be informed of the resolution of their report.

WE HAVE A DUTY TO ACT IN THE BEST INTERESTS OF OUR STOCKHOLDERS

Our employees share a duty to protect our assets and manage our business in the best interests of our stockholders.

•                                          Records and reporting: All business information, financial or otherwise, pertaining to our company must be accurately and honestly recorded, whether in internal records or in information we release to the public or file with government agencies, and no one shall enter any false or artificial information in our records or reporting systems.  Employees are expected to follow any records retention and destruction policies that we may implement and communicate from time to time.  It is our company’s policy not to destroy or alter our records or documents (in any form) in response to or in anticipation of any legal proceeding or government inquiry or investigation.  Criminal liability may be incurred by any person who knowingly falsifies, alters, destroys, mutilates or conceals a record, document or other object with the intent to impede or obstruct an investigation or impair its availability for use in an official proceeding.

•                                          Disclosure Controls and Procedures.  We are required by applicable securities laws, rules and regulations to maintain effective disclosure controls and procedures so that financial and non-financial information we are required to report in our securities filings is timely and accurately reported both to our senior management and in the filings we make.  All employees are expected, within the scope of their employment duties, to support the effectiveness of our disclosure controls and procedures and to provide information which promotes full, fair, accurate, timely and understandable disclosure in reports and documents that our company files with, or submits to government agencies and in our company’s other public communications.

•                                          Stock Trading; Use of Confidential Information.  Any employee who is aware of material nonpublic information concerning our company, or concerning third parties with whom our company does business, is prohibited from buying or selling securities of our company or of those third parties until after the material information has been fully disclosed to the public.  Employees must not disclose any of this material nonpublic information to family, friends or others outside the company.  Generally, all information concerning the affairs of our company is to be kept confidential and disclosed only to authorized persons for legitimate business purposes, unless and until such information has been publicly disclosed by authorized employees in accordance with our disclosure policies.  For more information about this prohibition, please refer to the MEC Insider Trading Policy, a copy of which can be obtained from the Corporate Secretary at 905-726-2462.

Selective Disclosure Prohibited.  Applicable securities laws, rules and regulations generally prohibit selective disclosure of material nonpublic information to persons outside our company.  All employees are expected to keep all material nonpublic information about our company strictly confidential unless and until we have made full public disclosure regarding the information by way of a press release or appropriate filing with securities regulatory authorities.

Providing Information to the Public.  Our policy is to disseminate material information about our business in a timely manner and only through our employees authorized for this purpose.  Employees are not under any circumstance to discuss our company’s financial, business or other information with the press (except for those employees expressly authorized for this purpose), at any public venue or on any website, chat room or similar forum.  Requests from the media, analysts or stockholders about our company must be forwarded promptly in accordance with our Corporate Disclosure Policy.

For more information concerning the foregoing disclosure practices, please refer to the MEC Corporate Disclosure Policy, a copy of which can be obtained from the Corporate Secretary at 905-726-2462.

•                                          Communications. Communications by our employees on behalf of our company must be for a legitimate business purpose, be appropriate and avoid inappropriate or derogatory comments about other individuals or companies, unprofessional language and unauthorized statements.

•                                          Use of Company Assets.  Our company’s assets are to be used only for our lawful, corporate purposes.  All employees should help our company protect its assets from misuse, theft, damage or other loss.  Improper or unauthorized personal use of company assets is prohibited.  Employees have a duty to protect our trade secrets and other nonpublic information and keep them confidential.  Access to our intellectual property and other confidential information is to be limited to those authorized to use them in their duties for the company.  If customers or suppliers provide nonpublic information to us in their dealings with us, our employees are expected to protect that information in the same manner as our company’s non-public information.

•                                          Suppliers.  Our contracts with suppliers of products and services to us are to be based exclusively on the best interests of our company and its business, reflect a fair price for the deliverables provided to us and be documented in accordance with appropriate approval, contracting and internal control procedures.

WE ARE COMMITTED TO OUR CUSTOMERS

We are committed to excellence in service and performance and building strong customer relationships.

•                                          Customer Relationships.  Our goal is to develop customer loyalty by delivering high quality racing, entertainment, pari-mutuel wagering and hospitality services.  We will comply strictly with all applicable horse racing, gaming and other industry laws and standards.  Our advertising will be truthful, non-deceptive and fair and we will not make false or deceptive statements about our competitors.

•                                          Protecting Our Customers’ Private Information.  We are committed to treating the confidential information of our customers with a standard of care that meets or exceeds the care we use to protect our own proprietary and confidential information.  We are also subject to various privacy laws restricting the manner in which we handle customer and employee information.  Our employees are expected to limit access to confidential information about our customers and employees to those individuals in our company who need to know this information to carry out their jobs, and at all times in compliance with applicable privacy laws.

WE RESPECT OUR EMPLOYEES AND OUR EMPLOYEES ARE EXPECTED TO RESPECT EACH OTHER

Each MEC employee has a duty to promote a positive working environment for all of our employees, our horsemen and their employees who work at our racetracks.

•                                          Health and Safety.  We are committed to maintaining a healthy and safe working environment.  We require all employees to report promptly any unsafe or hazardous conditions, injuries, or accidents connected with our business to their Supervising Manager.  If you have any doubts about whether to raise safety-related concerns with your Supervising Manager, always err on the side of disclosure.

•                                          Duties to Our Fellow Employees.  Harassment or abuse by one employee towards another is prohibited.  We will not tolerate any harassment in the workplace on the basis of sex, race, color, religion, national origin, age, disability or any other characteristic protected by law.  All of our employees must be allowed to work in an environment free from abuse and harassment.  For more information, please refer to our company’s Harassment Policy in your employee handbook.  If you require a copy of the Harassment Policy, please contact your Human Resources Department or the General Manager of your facility.  If you wish to make a report of harassment, please contact your Supervising Manager or Human Resources Department.  If you do not feel comfortable reporting an incident of harassment to anyone at your facility, please call the MEC Employee Hotline at 1-800-263-1691.  Any good faith reports of harassment or abuse can be made without fear of retaliation although, for legal and practical reasons, they cannot be made anonymously.

•                                          Compliance with Fair Labor Standards.  Our employment decisions will be based on business-related factors, such as job performance, individual skills and talents, and other business-related factors.  We do not discriminate in any aspect of employment based on race, color, religion, sex, marital status, national origin, disability or age, within the meaning of applicable laws.

•                                          Working Within Our Communities.  We respect our employees’ participation in their community and in charitable, religious and political activities, provided that these activities do not unreasonably interfere with their job responsibilities to us.  Our employees may not represent that their personal views or activities represent those of our company.  Our employees must not engage in any unwanted solicitations or pressure toward other employees relating to charitable, religious or political causes, unrelated to our business.

WE COMPLY WITH ALL APPLICABLE LAWS

We expect our employees to comply with all applicable laws and regulations affecting our company and its business, whether or not referred to explicitly in this Code.   The following is a non-exhaustive summary of certain laws and regulations applicable to our company and its business.

•                                          Prohibited Corrupt Practices.  Our company must comply with anti-corruption laws that apply to our company’s business.   Our employees and agents must not directly or indirectly offer or make a corrupt payment to any domestic or foreign government officials, or employees of enterprises owned or controlled by a government agency.  Our employees must not engage in any form of fraud, including but not limited to embezzlement, theft, hiding or misuse of company assets, or falsification of records.

•                                          Prohibited Political Contributions.

U.S. Political Contributions.  There are various complex laws governing political contributions in the U.S.  As a result, we have adopted a policy in respect of U.S. political contributions and gifts to U.S. public officials.  All U.S. political contributions and gifts to U.S. public officials (whether in the form of cash, property or services) must be made in compliance with this policy which essentially requires that any U.S. political contributions made by or on behalf of our company be made only after approval is obtained from the applicable political contributions officer.  For more details on our policy on U.S. political contributions, please consult the MEC U.S. Political Contributions Policy, a copy of which can be obtained by contacting the Corporate Secretary at 905-726-2462.

Political Contributions Outside the U.S.  None of our employees shall contribute in our company’s name or on our company’s behalf, any cash, property or services of any kind for or in support of any political candidate, committee, initiative, or activity outside the U.S. unless it is first approved by an executive officer of our company.  No lobbying efforts shall be undertaken in our company’s name or on our company’s behalf without prior authorization from our Legal Department.

•                                          Prohibited Loans to Executive Officers and Directors.  Under U.S. law, our company may not, directly or indirectly, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer of our company.

•                                          Environmental Laws.  Our employees are required to adhere in all material respects to applicable environmental laws and ensure that all hazardous materials and substances they handle are being handled and disposed of properly.  For further information concerning our environmental policies and procedures, please consult our Health & Safety and Environmental Policy, a copy of which can be obtained from the General Manager of your facility.

•                                          Intellectual Property Laws.  Our employees must take reasonable steps to avoid any violations of copyright, trademark, service mark, patent, trade secret or other intellectual property rights held by third parties when conducting business on behalf of our company or using our business systems and facilities.

•                                          Pari-Mutuel and Other Horse Racing Industry Specific Regulation.  Our employees must adhere in all material respects to all rules and regulations applicable to them as employees working within the horse racing industry, including, without limitation, pari-mutuel wagering laws concerning wagers placed by pari-mutuel staff, if applicable.

OUR EMPLOYEES ARE EXPECTED TO ACT IN THE BEST INTERESTS OF OUR COMPANY AND AVOID CONFLICTS OF INTEREST

All of our employees must be wary of any investment, business interest or other personal interest that interferes, or even appears to interfere, with their objective ability to act in the best interests of our company.   A conflict of interest arises in any situation where an employee’s private interests or personal considerations, including potential benefits to the employee’s family, may detrimentally affect the independent judgment of the employee to act in the best interests of our company.  A conflict of interest also arises where an employee uses his position, confidential information or corporate time or facilities for private gain.

All employees who, by virtue of their employment duties and responsibilities are in a position to retain or influence the retention of persons or companies to provide goods and services to our company, are required to complete a questionnaire disclosing the direct or indirect business interests of themselves and their immediate family members.  For more information on this area, please refer to the MEC Conflict of Interest Policy, a copy of which can be obtained from the Human Resources Department by calling 905-726-2462.

WE COMPETE FAIRLY AND ETHICALLY

We are committed to providing high quality racing, entertainment, pari-mutuel wagering and hospitality services to our customers on a lawful and ethical basis.  Our company and its employees must comply with the antitrust and unfair competition laws of the countries in which our company engages in business.  Antitrust is the general term for laws that protect the free enterprise system by promoting fair competition and restricting restraints on trade.  Generally, these laws prohibit or regulate:  attempts to monopolize or otherwise restrain trade, price fixing or other agreements with competitors that would divide or allocate customers or otherwise harm customers, selling products and services below cost, “tied selling”, and certain other overly restrictive agreements.  Employees responsible for any dealings with competitors are expected to know the laws that apply to their business activities, and should speak to the Legal Department as questions arise.

EFFECTIVE DATE

This Code was implemented and became effective on May 4, 2004.

MAGNA ENTERTAINMENT CORP.

HEALTH & SAFETY AND

ENVIRONMENTAL POLICY

Magna Entertainment Corp. (“MEC”) is committed to an operating philosophy which is based on fairness and concern for the well-being of its customers, its employees, others who are employed at its facilities, and the communities in which it operates.

To this end, it is MEC’s objective to be an industry leader in health and safety and environmental compliance with the goals of providing safe and healthful working conditions and reducing the impact of its operations on the environment.

The following principles are fundamental to achieving this objective:

(a)                                  Striving to comply with, and exceed where practical, all applicable health and safety and environmental laws, regulations and standards in all its operations;

(b)         Regularly evaluating and monitoring its business activities which impact upon health and safety and the environment.

(c)          Ensuring that a systematic review program is implemented and monitored at all times for each of its operations, with a goal of continual improvement in health and safety and environmental matters; and

(d)         Ensuring that adequate reports on health and safety and environmental matters are presented to MEC’s senior management team on a regular and periodic basis.

Each of MEC’s facilities shall develop and implement policies and action plans for its operations which are consistent with the foregoing principles.

Each full-time employee of MEC shall be made aware of this policy and shall be expected to abide by these principles in carrying out his or her responsibilities.

MEC’s management is committed to providing the necessary support to ensure that the foregoing objective and goals are achieved.

Dated:	March 7, 2002

MEC HARASSMENT POLICY

In accordance with our commitment to fair treatment of all employees, we wish to advise all staff that MEC will not tolerate any harassment in the workplace on the basis of sex, race, color, religion, national origin, age, disability or any other characteristic protected by law.  This policy applies to employees, customers, and others who attend our facilities.

Harassment is a serious problem that is commonly defined as “engaging in a course of comment or conduct that is known or ought reasonably to be known to be unwelcome.”

Harassment may involve such matters as name-calling; identifying jokes; stereotyping; or other demeaning and insulting behavior because a person is a member of an identifiable group.

Sexual harassment may involve such matters as crude sexual jokes or sexual names; the display of obscene or pornographic material, sexual advances; grabbing; touching; or other demeaning or insulting behavior.

If you feel you are being harassed, first promptly ask the person to stop.  The person may not realize that he or she is being offensive.  If you continue to be harassed or feel that you are a victim of harassment you should immediately report the matter to a member of management.  The Company will promptly investigate such allegations and take appropriate corrective action if warranted.  All complaints will be kept confidential to the extent possible.

Any employee who does not feel comfortable reporting an incident of harassment to anyone at their facility, should call the Employee Hotline at:  1-800-263-1691.

Please be advised that anonymous claims cannot, for legal and practical reasons, be investigated.

Any employee (associate, supervisor, manager) who is found to be engaging in harassment will be subject to discipline up to, and including dismissal, depending on the severity of the offence.

MAGNA ENTERTAINMENT CORP.  CONFLICT OF INTEREST POLICY

This policy applies to all employees of MEC who by virtue of their employment duties and responsibilities are in a position to retain or influence the retention of persons or companies to provide goods and services for MEC and its subsidiaries.  This would include Department Managers, purchasing personnel and other members of senior management of the Business Unit.

A conflict of interest refers to a situation where an employee’s private interests or personal considerations may detrimentally affect the independent judgment of the employee to act in the best interests of MEC.

A potential conflict is not limited to the employee alone.  It also occurs when such an interest  benefits members of the employee’s family, or a business enterprise with which the employee’s family is associated.

A conflict of interest also occurs where an employee uses his position, confidential information or corporate time and facilities for private gain.

An employee shall not place themselves in a position where they are under an obligation to any persons or companies who might benefit from special considerations or special treatment of favors by or from MEC, or who could be considered to be in competition with the business of MEC or any of its affiliates.

Employee shall not have any financial interests that can conflict in any manner with the discharge of their duties.

Employee shall not place themselves in a position where they or their families can derive any direct or indirect interest from any transactions which can be influenced by their decision.

Questions regarding the appropriateness of certain conduct can usually be readily resolved by making the situation known to management and seeking approval to proceed.

In an effort to avoid any appearance of potential conflicts of interest, all employees to which this policy applies shall be required to disclose on the attached questionnaire any direct or indirect interests they have in any business or enterprise with which the employee or his/her family members are associated on an annual basis to be submitted by January 31, of each year.  It is the responsibility of all department heads to ensure that the employees to which this policy applies and who report to them comply with this requirement.  All employees subject to this policy will have a continuing obligation to report any new business interests which they and their families have a direct or indirect interest.

One copy of the completed form is to be forwarded to the Corporate Secretary at MEC Head Office and one copy is to be retained by the employee’s General Manager.

MAGNA ENTERTAINMENT CORP. CORPORATE
DISCLOSURE POLICY

Statement of Policy Regarding the Disclosure of Company Information

As a public company, we have an obligation to ensure that all communications that we make regarding Magna Entertainment Corp. (“MEC” or the “Company”) are consistent, accurate and in compliance with the requirements of the Securities and Exchange Commission (the “SEC”), the various provincial securities commissions in Canada, the Nasdaq Stock Market (“NASDAQ”), the Toronto Stock Exchange (the “TSX”) and the securities laws in both the U.S. and Canada.  Failure to achieve this goal could result in significant civil or criminal liability for the Company and, in some instances, certain employees.  It is therefore crucial that we implement carefully defined procedures and policies to govern the disclosure of Company information to the public.  This Corporate Disclosure Policy (“this Policy”) sets forth those procedures and policies.

Confidentiality

1.                                       Consistent with our Insider Trading Policy, employees should not discuss internal Company matters or developments relating to the Company with anyone outside of the Company (including family members, relatives and friends), except as required in the performance of their duties for the Company.  In addition, employees should not discuss Company affairs in any public or quasi-public areas where conversations may be overheard.

Communications with Analysts and Stockholders

2.                                       The SEC imposes special requirements regarding the disclosure of Company information to securities industry professionals (i.e., securities analysts, investment bankers and mutual fund representatives) and MEC stockholders.  In order to ensure that we fulfill these requirements, only the following MEC officers are authorized to discuss Company matters with such persons:  Frank Stronach, Tom Hodgson, Don Amos, Blake Tohana, Corporate Secretary and their designees.  If a securities industry professional or MEC stockholder contacts any other employee seeking information regarding the Company, that employee must notify the party making the inquiry that all queries of this sort are to be directed to Blake Tohana.

3.                                       Unless legal counsel advises otherwise, “road show” materials and other materials to be distributed to or discussed with analysts must be disseminated by one of the means mentioned in clauses (i), (ii) or (iii) of paragraph 8 prior to the time of their use.

Communications with Government and Media

4.                                       Requests for Company information from government officials or media representatives are also subject to this Policy.  Requests from government officials should be directed to the Corporate Secretary or his designee.  Any inquiries from media representatives should be directed to Lynn Cooke.  From time to time, specific guidance will be provided on the proper handling or re-direction of media inquiries relating to certain topics.

5.                                       All press releases (which generally receive wide distribution) and “media releases” (which are typically distributed only to select media), unless they relate strictly to non-material news affecting an individual racetrack, must be forwarded at least 24 hours prior to issuance to the Corporate Secretary, for his review.  He will be responsible for ensuring that all releases are distributed in accordance with NASDAQ and TSX requirements.

Earnings Disclosure

6.                                       MEC’s quarterly earnings information is to be disclosed in the following manner:  First, a press release containing a discussion of earnings results for the previous quarter should be submitted to Dow Jones, Bloomberg, Business Wire, PR Newswire, Reuters or some similar service prior to the earnings conference call.  Second, information regarding when the earnings conference call will be held and how it can be accessed by the public should, in addition to being included in the earnings release, (i) be included in a separate press release issued at least 24 hours prior to the earnings release, and (ii) posted on our website at least 24 hours prior to the earnings release.  Third, the call should be broadcast live on a medium that will allow the public, without charge, to listen in on the call.  Assuming that these three steps have been followed, the information contained in the earnings press release may be discussed freely on the scheduled call.

7.                                       No employee should ever discuss earnings (including giving formal or informal “guidance” of any sort on an analyst’s earnings estimates) with anyone outside of the Company, except in accordance with the procedure set forth in paragraph 6, or if the information being provided has previously been disclosed in accordance with the procedure set forth in paragraph 6.

Disclosure of other Material Nonpublic Information

8.                                       All other “material nonpublic” information should initially be disclosed either (i) using the procedure to be followed for disclosure of earnings information, (ii) in a filing with the SEC, (iii) by another method reasonably expected to effect a broad and non-exclusionary distribution of information to the public or (iv) pursuant to an express confidentiality agreement with the recipient of the information.  For guidance on what Company information is “material,” see paragraph 10 or contact the Corporate Secretary.  For guidance on what Company information is “nonpublic,” see paragraph 11 or contact Blake Tohana.

9.                                       No employee, including those who are authorized to interact with securities professionals and MEC stockholders, may ever discuss or otherwise disclose “material nonpublic” information with any person outside the Company, except in accordance with the procedures set forth in this Policy.

10.                                 It is impossible to state with certainty what Company information is “material.”  Under the federal securities laws, information is “material” if a reasonable investor would consider it important in making an investment decision regarding the Company’s securities.  Unless, after consultation with legal counsel, it is concluded otherwise, employees should assume that information regarding the following topics is always “material”: (i) earnings or revenue figures,  (ii) significant mergers, acquisitions, dispositions, tender offers, joint ventures or changes in assets, (iii) real estate acquisitions, dispositions or development projects, (iv) changes in control, (v) significant new products, technologies or contracts, (vi) significant developments regarding customers, suppliers, litigation or regulation, (vii) changes in senior personnel, (viii) bankruptcies or receiverships, (ix) changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report, and (x) events regarding the Company’s securities (such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes in the rights of stockholders, or public or private sales of additional securities).  If you are uncertain as to whether a particular item of Company information should be considered “material,” contact the Corporate Secretary.

11.                                 Information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.  Employees should assume that all information that has not been disclosed for at least 24 hours pursuant to one of the procedures set forth in clauses (i), (ii) or (iii) of paragraph 8 is still “nonpublic.”  If you are uncertain as to whether a particular item of Company information should be considered “nonpublic,” contact Blake Tohana.

12.                                 If a director, executive officer or investor relations official (“senior official”) becomes aware that there has been an inadvertent or improper disclosure of material nonpublic information, the parties involved should take the following steps immediately:  (i) contact Blake Tohana and the Corporate Secretary, (ii) develop a plan to make public disclosure of the information (such as by including the information in a widely-distributed press release or an SEC filing on Form 8-K), and (iii) execute the plan by the later of (A) 24 hours or (B) the opening of the next trading day on NASDAQ, in each case after the senior official learns of the inadvertent or improper disclosure.

13.                                 Persons listed in paragraph 2 should, prior to any scheduled interaction with securities industry professionals or MEC stockholders, take an inventory of what Company information, in addition to information regarding the topics listed in paragraph 10, might be considered “material nonpublic.”  Prior to the scheduled interaction, those persons should decide whether (i) to keep the information off-limits for the interaction with the outsider or (ii) to disclose the information publicly, by one of the means mentioned in clauses (i), (ii) or (iii) of paragraph 8.

Coordination with MI Developments

14.                                 Given the relationship between MEC and our parent company, MI Developments Inc. (“MID”), particular care must be taken with announcements which may be material to MID.  Please consult with the Corporate Secretary regarding any such matters before making any public disclosure.

* * *

As noted, it is crucial that all employees adhere strictly to this Policy.  Failure to do so may be grounds for termination, in addition to any civil or criminal penalties that may be applicable.  If you have any questions regarding how these procedures should be followed in a particular case, please call the Corporate Secretary.   Do not try to resolve uncertainties on your own.

Revision Date: January 2006

POLICY ON U.S. POLITICAL CONTRIBUTIONS (Updated July 2005)

As indicated in the June 2005 memo from Tom Hodgson, Executive Vice President Paul Cellucci will have oversight of MEC’s political contribution policy throughout the U.S.  Paul will work closely with tracks on decisions involving political strategy and the contributions required to support these strategies.

A.  Political Contributions

The following procedures for political contributions will apply to MEC and all of its subsidiaries:

1.             As previously directed, each track or business unit must budget for annual political contributions.  MEC Corporate should not be provided with any details about the proposed recipients of political contributions.  Those details may only be provided to Paul Cellucci, Greg Scoggins, and other executives who are U.S. citizens.

2.             The Track or Business Unit GM/President (provided he or she is a U.S. citizen) is responsible for approving every political contribution.  Foreign nationals, including MEC officers, directors and executives who are not American citizens or Green Card holders, must not participate in political contribution decisions – including soliciting, approving or rejecting contributions, signing check authorizations or signing or delivering actual checks.

3.             Before a track or business unit can make a political contribution, the Track or Business Unit GM/President must do the following:

a.                                       Confirm that sufficient funds are available in the track or business unit budget;

b.                                      Obtain confirmation from Gregg Scoggins that proposed contribution is legal and within statutory limits.  Gregg can be contacted by phone (804-752-2014), e-mail (Gregg.Scoggins@magnaent.com) or fax (804-752-0027).

4.             After following the steps in section 3 and then making the political contribution, the political contributions officer must complete the attached Report of Political Contribution Form and fax it to Jim Pietras (phone:  978-567-5933, e-mail:  jim.pietras @magnaent.com, fax:  978-567-5943.)

B.  Gifts to Public Officials

Another issue is the use of MEC facilities to hold political fundraisers or the donation of property or services of MEC, MID, Magna International or any other MEC affiliate to a government organization or official.  There are onerous public ethics laws in each state in which we operate governing whether, and under what circumstances, “gifts” may be made to public officials.  Participation in the political process is a fundamental constitutional right, which we support wholeheartedly, but MEC must nevertheless be very cautious in its dealings with politicians and public officials to ensure that we do not violate any laws.

You must first receive legal approval from Gregg Scoggins before agreeing to any of the following:

•                                          hosting a political fundraiser;

•                                          contributing property to a government department; organization, employee or official;

•                                          providing goods or services to a government department, organization, employee or official (e.g. use of a Magna plane, air fare, golf sponsorships, sporting event tickets, etc.); or

•                                          making any other kind of gift to a public official.

A breach of this policy will be considered a serious matter.  If you have any questions or comments about this policy, please call Gregg Scoggins at (804-752-2014).

MAGNA ENTERTAINMENT CORP. REPORT OF CAMPAIGN CONTRIBUTION

Date of Contribution

Track/Business Unit

Recipient (Full legal name)

Contribution Amount

Recipient Office (Senate, Governor, etc.)

Contribution Type (Candidate, Non-Party Initiative, Campaign Committee or Soft Money

Campaign Type (Primary, General Election)

Party Affiliation (Democrat, Republican, Independent)

Donor (Full legal name)

Donor Type (Corporate or PAC)

Approval from Gregg Scoggins	Yes ٱ	No ٱ

Funds in Budget	Yes ٱ	No ٱ

Complied with MEC Political Contributions Policy	Yes ٱ	No ٱ

(Track or Business Unit GM/President)

Date

MEC RESPONSIBLE GAMING POLICY

MEC is in the horse racing, gaming and entertainment business and is committed to encouraging responsible gambling by its patrons.  MEC is not in business to capitalize on compulsive behavior by its patrons or underage gambling.  MEC recognizes the existence of problem gambling and underage gambling and is committed to taking all necessary steps to direct its customers to recognized assistance centers.

Problem Gaming

MEC follows a policy intended to sensitize our employees to problem gaming issues in an effort to promote responsible gambling.  MEC track staff is trained to recognize gamblers exhibiting traits associated with compulsive gambling.  No wagers are accepted from any individual who track staff reasonably believes has a compulsive gambling problem.

Underage Gambling

MEC follows a policy intended to prevent underage gambling.  MEC track staff is trained not to accept wagers from minors and MEC maintains a policy at all of its properties of carding youth to establish that they are of legal betting age in the relevant jurisdiction.  While MEC encourages youth to enjoy the sport of horse racing and to attend horse racing with their families and friends, our employees are trained to identify unattended youth in the wagering area and to contact legal authorities where necessary.

If you or someone you know has a gambling problem, please contact your local Gambler’s Anonymous at its 1-800 [number] or visit www.gamblersanonymous.org or the National Center for Problem Gambling at www.ncpgambling.org.

MAGNA ENTERTAINMENT CORP.

FIXED ASSET DISPOSAL FORM

Company:				Local Ref. #

Property / Department:

Submitted By:				Date:

Proceeds of Disposal:				Currency:

		Asset Tag #	Disposal	Proceeds	Net Book Value
Item	Description of Fixed Assets to be Disposed	Asset Serial #	Date	on Disposal	on Disposal Date

Approvals:
	MEC EVP & C.O.O.	Date

	MEC EVP & C.F.O.	Date

	General Manager	Date

	Controller	Date

	Departmental Manager	Date

Footnotes:

1. MAXIMUM APPROVAL LEVELS REQUIRED PRIOR TO DISPOSAL (ASSET VALUE APPROVAL LEVEL REQUIRED IS THE GREATER OF FAIR MARKET VALUE OR NET BOOK VALUE):

$0 - $19,999 : General Manager, Controller and Department Manager	$20,000 - $199,999 : MEC EVP & COO, General Manager, Controller and Department Manager	$200,000 AND OVER : MEC EVP & COO, MEC EVP & CFO General Manager, Controller and Dept. Manager

MAGNA ENTERTAINMENT CORP.

FIXED ASSET DISPOSAL FORM

1. Reason for Disposal:

MAGNA ENTERTAINMENT CORP.

CAPITAL EXPENDITURE APPROVAL FORM

Company:		Local Ref. #

Property / Department:

Submitted By:	Date:

Total Expenditure:	Currency:

Item	Description of Expenditures:	Amount	Start Date	Completion Date
(Ensure attached analysis page is completed for each capital expenditure requested)

1.

2.

3.

Approvals:
	MEC Chairman	Date

	MEC C.E.O.	Date

	MEC EVP & C.O.O.	Date

	MEC EVP & C.F.O.	Date

	General Manager	Date

	Controller	Date

	Departmental Manager	Date

Footnotes:

1. Capital budget approvals are required for all purchases or leases of capital items, the disposition of any capital items, and the purchase, sale or lease of land and buildings.

2. Funds allocated to items approved on this form are not to be substituted with other items.  All substitutions must have prior written approval on a separate form.

3. MAXIMUM APPROVAL LEVELS REQUIRED PRIOR TO EXPENDITURE COMMITMENTS:

$0 - $19,999 : General Manager, Controller and Department Manager	$20,000 - $199,999 : MEC EVP & COO, MEC EVP & CFO, General Manager and Controller	$200,000 AND OVER : MEC Chairman or MEC C.E.O., MEC EVP & COO, MEC EVP & CFO and General Manager

4. Request must be supported by at least three supplier quotes. If the lowest quote is not being accepted and/or three quotes were not obtained, then an explanation must be provided.

MAGNA ENTERTAINMENT CORP.
CAPITAL EXPENDITURE APPROVAL FORM

Expenditure Requested:

1. Business Purpose:

2. Funding Methodology:

3.Impact on Current Year’s Capital Budget:

Total Remaining Capital Budget to be Approved	0.00
Less: Requested Capital Expenditure	$ —
Remaining Capital Budget	0.00

4. Estimated Life of Asset:	years

5. Disposition of Replaced Asset:
What will be replaced?

When was the replaced asset acquired?
What is the book value of the replaced asset?	$0

6. New Asset’s Ongoing Associated Costs:

7.  Return on Asset:

Estimated annual income from asset plus: Annual cost savings less: Annual ongoing costs (from #6 above)
Estimated annual return

Capital Expenditure Request divide by: Estimated annual return
Years for Return on Asset	years

8. Other Comments:

Exhibit B

Form of Indemnity Agreement

[see attached]

INDEMNITY AGREEMENT

This Indemnity Agreement (“Agreement”) is made as of [date] by and between Magna Entertainment Corp., a Delaware corporation (the “Company”), and [name] (the “Indemnitee”), an officer or director of the Company or a subsidiary of the Company.

RECITALS

WHEREAS, the Indemnitee is serving as an officer or director of the Company or a subsidiary of the Company and in such capacity has rendered valuable services to the Company; and

WHEREAS, the Company has investigated the availability and sufficiency of liability insurance and Delaware statutory indemnification provisions to provide its directors and officers of the Company or its subsidiaries with adequate protection and has concluded that such insurance and statutory provisions may provide inadequate and unacceptable protection to certain individuals requested to serve as its directors and officers; and

WHEREAS, in order to induce and encourage highly experienced and capable persons such as the Indemnitee to continue to serve as officers or director of the Company or a subsidiary of the Company, the Board of Directors has determined, after due consideration and investigation of the terms and provisions of this Agreement and the various other options available to the Company and the Indemnitee in lieu hereof, that this Agreement is not only reasonable and prudent but also necessary to promote and ensure the best interests of the Company and its stockholders; and

WHEREAS, in recognition of the services of the Indemnitee, and in order to provide the Indemnitee with specific contractual assurances that indemnification protection will be available to the Indemnitee, the Company wishes to provide in this Agreement for indemnification of and advancing of expenses to the Indemnitee as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee do hereby agree as follows:

1.                                      Definitions. Whenever used in this Agreement the following words, unless the context clearly indicates otherwise, shall have the following meanings:

(a) “Proceeding” includes any threatened, pending or completed claim, action, suit, proceeding, formal or informal, or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that the Indemnitee believes might lead to the institution of any claim, action, suit, proceeding or alternative dispute resolution mechanism, whether brought before or after the date of this Agreement, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, investigative or other nature.

(b) “Expenses” include, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative Proceedings and appeals, amounts paid in settlement by or on behalf of the Indemnitee, and any expenses of establishing the existence of and/or enforcing a right to indemnification, pursuant to this Agreement or otherwise, including reasonable compensation for time spent by the Indemnitee in connection with the investigation, defense or appeal of a Proceeding or action for indemnification for which he or she is not otherwise compensated by the Company, a subsidiary of the Company, or any third party.  The term “Expenses” does not include Liabilities.

(c) “Independent Legal Counsel” shall refer to an attorney or firm of attorneys with recognized expertise in matters of Delaware corporations law and who shall not have otherwise performed services for the Company or the Indemnitee within the five years immediately preceding such counsel’s selection pursuant to Section 5 of this Agreement.

(d) “Liabilities” include, without limitation, judgments, fines, penalties, excise taxes and other liabilities levied or assessed against the Indemnitee in connection with any Proceeding.  The term “Liabilities” does not include Expenses.

(e) “D&O Insurance” means directors’ and officers’ liability insurance.

2.                                      Agreement to Serve.

The Indemnitee agrees to continue to serve as an officer or director of the Company or a subsidiary of the Company at the will of the Company for so long as the Indemnitee is duly elected or appointed or until such time as the Indemnitee tenders his or her resignation in writing.  The indemnification provisions provided under this Agreement shall continue for Indemnitee even though Indemnitee may have ceased to serve in such capacity at the time of any Proceeding.

3.                                    Indemnification in Third Party Actions.

The Company shall indemnify the Indemnitee (including the Indemnitee’s spouse, heirs, estate, executor or personal or legal representatives), and each person who controls the Indemnitee or who may be liable within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (other than a Proceeding by or in the right of the Company), by reason of (or arising in part out of) any event or occurrence related to the fact that the Indemnitee is or was a director, officer, employee, controlling person, agent or fiduciary of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, controlling person, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or by reason of any actions alleged to have been taken or omitted in such capacity, against all Expenses and Liabilities actually and reasonably incurred by the Indemnitee in connection with the defense, settlement, or other disposition of such a Proceeding, to the fullest extent permitted by Delaware law; provided that any settlement of a Proceeding be approved in writing by the

Company.  For purposes of this Agreement, if the Indemnitee serves as a director, officer, employee, controlling person, agent or fiduciary of any corporation, limited liability company, partnership, joint venture, trust or other enterprise that is owned or controlled, wholly or in part, directly or indirectly, by the Company, the Indemnitee shall be conclusively presumed to serve in that capacity at the request of the Company.

4.                                      Indemnification in Proceedings by or in the Right of the Company.

The Company shall indemnify the Indemnitee (including the Indemnitee’s spouse, heirs, estate, executor or personal or legal representatives), and each person who controls the Indemnitee or who may be liable within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act, if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding by or in the right of the Company by reason of (or arising in part out of) any event or occurrence related to the fact that the Indemnitee is or was a director, officer, employee, controlling person, agent or fiduciary of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, controlling person, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or by reason of any actions alleged to have been taken or omitted in such capacity, against all Expenses and Liabilities actually and reasonably incurred by the Indemnitee in connection with the defense, settlement or other disposition of such a Proceeding, to the fullest extent permitted by Delaware law.

5.                                      Conclusive Presumption regarding Standards of Conduct.

(a) The Indemnitee shall be conclusively presumed to have met the relevant standards of conduct, if any, as defined by Delaware law, for indemnification pursuant to this Agreement, unless a final determination is made by a court of competent jurisdiction that the Indemnitee has not met such standards.  For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not meet any particular standard of conduct or that a court has determined that indemnification is not permitted by applicable law.

(b) Notwithstanding the foregoing provisions of Section 5(a) of this Agreement, in the event of any Proceeding (other than a Proceeding by or in the right of the Company) in which the claimant alleges or has alleged specific material acts by the Indemnitee of actual fraud, personal dishonesty, misappropriation, or breach of the duty of loyalty, in each case for the direct or indirect personal benefit of the Indemnitee, then the Company may rebut the presumption that the Indemnitee has met the relevant standards of conduct for indemnification under this Agreement by obtaining, at its expense, a written opinion of Independent Legal Counsel, to the effect that, assuming the truth of the facts alleged by the claimant, the Indemnitee, and all other former or current officers and directors who are similarly situated in the context of the Proceeding and who have had a similar involvement in the alleged acts have not met such standards.  Receipt by the Company of such an opinion shall, accordingly and notwithstanding the absence of a final determination by a court of competent jurisdiction as contemplated by Section 5(a) of this Agreement, permit the Company to make a determination that the Indemnitee has not met the relevant standards of conduct, provided that any such determination is also made with respect to all other persons who, the opinion states, did not meet such standards.  Neither the receipt of a written opinion from Independent Legal Counsel nor the making by the Company of a determination pursuant to this Section 5(b) shall create a presumption that the Indemnitee did not meet any particular standards of conduct or that the Indemnitee is not entitled to indemnification under this Agreement or otherwise.  Nothing herein, however, shall prevent the Company from presenting such opinion as evidence or the Independent Legal Counsel as a witness in any court case.

6.                                      Indemnification of Expenses of Successful Party.  Notwithstanding any other provision of this Agreement (except for, and subject to, Section 10(c)), to the extent that the Indemnitee has been successful in defense of any Proceeding or in defense of any claim, issue or matter therein, on the merits or otherwise, including the dismissal of a Proceeding without prejudice or the settlement of a Proceeding (with the consent of the Company, which consent shall not be unreasonably withheld) without an admission of liability, the Indemnitee shall be indemnified against Expenses actually and reasonably incurred in connection therewith.

7.                                      Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the fact that Indemnitee was a director, officer, employee, controlling person, agent or fiduciary of the Company or any subsidiary of the Company, or was serving at the request of the Company as a director, officer, employee, controlling person, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, a witness in any Proceeding, the Indemnitee shall be indemnified against Expenses actually and reasonably incurred in connection therewith.

8.                                      Advances of Expenses.  If requested by Indemnitee, the Company shall, in accordance with this Agreement and within five (5) business days of a written request by Indemnitee, advance to Indemnitee the Expenses that are reasonably anticipated to be incurred by Indemnitee and reimburse Indemnitee for the Expenses that are actually incurred by Indemnitee in connection with any Proceeding; provided that the Indemnitee shall undertake in writing to repay any advances if it is conclusively determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification under this Agreement or otherwise.  The Indemnitee’s obligation to reimburse the Company for advanced Expenses shall be unsecured and no interest shall be charged thereon.

9.                                      Partial Indemnification.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of the Expenses or Liabilities actually and reasonably incurred by the Indemnitee in the investigation, defense, appeal, or settlement of any Proceeding but not, however, for the total amount of the Indemnitee’s Expenses or Liabilities, the Company shall nevertheless indemnify the Indemnitee for the portion of Expenses and Liabilities to which the Indemnitee is entitled.

10.          Indemnification Procedure; Determination of Right to Indemnification.

(a) Promptly after receipt by the Indemnitee of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof in writing.  The omission to so notify the Company will not relieve it from any liability which it may have to the Indemnitee under this Agreement except to the extent such failure materially prejudices the Company.

(b) If a claim for indemnification or advances under this Agreement is not paid by the Company within 30 days of receipt of written notice, the rights provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction.  The burden of proving by clear and convincing evidence that indemnification or advances are not appropriate shall be on the Company.  Neither the failure of the Independent Legal Counsel to have made a determination prior to the commencement of such action that indemnification or advances are proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Independent Legal Counsel that the Indemnitee has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(c) The Indemnitee’s Expenses incurred in connection with any proceeding concerning his or her right to indemnification or advances in whole or in part pursuant to this Agreement or otherwise shall also be indemnified by the Company regardless of the outcome of such a proceeding, unless a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in the proceeding was not made in good faith or was frivolous.

(d) With respect to any Proceeding for which indemnification is requested, the Company will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Company may assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee.  After notice from the Company to the Indemnitee of its election to assume the defense of a Proceeding, the Company will not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the defense thereof, other than as provided below.  The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent, which consent shall not be unreasonably withheld.  The Indemnitee shall have the right to employ his or her own counsel in any Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense of the Proceeding shall be at the expense of the Indemnitee, unless (i) the employment of counsel by the Indemnitee has been authorized by the Company in writing, (ii) the Indemnitee shall have reasonably requested separate counsel in the conduct of the defense of a Proceeding, or (iii) the Company shall not in fact have employed counsel to assume the defense of a Proceeding, in each of which cases the fees and expenses of the Indemnitee’s counsel shall be advanced by the Company.  The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which the Indemnitee has concluded that there may be a conflict of interest between the Company on the one hand and the Indemnitee on the other hand.

11.          Limitations on Indemnification.  No payments pursuant to this Agreement shall be made by the Company:

(a) To indemnify or advance funds to the Indemnitee for Expenses with respect to Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, except (i) with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under applicable law, (ii) with respect to Proceedings (or parts thereof) authorized by the Board, or (iii) as otherwise required under applicable law, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification or advancement of Expenses;

(b) To indemnify the Indemnitee for any Expenses or Liabilities sustained in any Proceeding for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(c) If a court of competent jurisdiction finally determines that any indemnification or advances under this Agreement is not permitted by applicable law;

(d) To indemnify the Indemnitee for any Expenses or Liabilities sustained in any Proceeding for an accounting of profits made from the purchase and sale by the Indemnitee of securities of the Company pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

(e) To indemnify the Indemnitee for any Expenses or Liabilities resulting from the Indemnitee’s conduct which is finally adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest.

12.          Liability Insurance.

(a) The Company hereby covenants and agrees that, as long as the Indemnitee shall continue to serve as an officer or director of the Company or a subsidiary of the Company and thereafter as long as the Indemnitee may be subject to any possible Proceeding, the Company, subject to subsection (c) below, shall promptly obtain and maintain in full force and effect D&O Insurance in reasonable amounts from established and reputable insurers.

(b) In all D&O Insurance policies, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors.

(c) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

13.          Indemnification Hereunder Not Exclusive.  The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the certificate of incorporation, bylaws, any agreement, vote of shareholders or disinterested directors, provision of applicable law, or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity on behalf of the Company or any subsidiary of the Company while holding such office.

14.          Contribution.  Subject to Section 9, if the indemnification provided for hereunder for any reason is held by a court of competent jurisdiction to be unavailable to the Indemnitee in respect of any Expenses or Liabilities referred to therein, then the Company, in lieu of indemnifying the Indemnitee thereunder, shall contribute to the amount paid or payable by the Indemnitee as a result of such Expenses or Liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Indemnitee, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Indemnitee in connection with the action or inaction that resulted in such Expenses or Liabilities, as well as any other relevant equitable considerations.

15.          Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of the Indemnitee and his or her heirs, executors, administrators, and assigns, and the Company and its successors and assigns.  The Company shall require and cause any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the Company’s business or assets or both, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

16.          Severability.  Each and every paragraph, sentence, term and provision of this Agreement is separate and distinct so that if any paragraph, sentence, term, or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof.  To the extent required, any paragraph, sentence, term, or provision of this Agreement may be modified by a court of competent jurisdiction to preserve its validity and to provide the Indemnitee with the broadest possible indemnification permitted under Delaware law.

17.          Scope.  The Company intends to indemnify the Indemnitee hereunder to the fullest extent permitted by Delaware law.  In the event of any change after the date of this Agreement in any applicable law, statute or rule that expands the right of the Company to indemnify a director, officer, employee, controlling person, agent or fiduciary, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change.  Upon any change in any applicable law, statute or rule that narrows the right of the Company to indemnify a director, officer, employee, controlling person, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this

Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 11(a) hereof.

18.          Savings Clause.  If this Agreement or any paragraph, sentence, term, or provision hereof is invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify the Indemnitee as to any Expenses, judgments, fines, penalties, or excise taxes incurred with respect to any Proceeding to the full extent permitted by any applicable paragraph, sentence, term, or provision of this Agreement that has not been invalidated or by any other applicable provision of Delaware law.

19.          Governing Law.  This Agreement shall be construed as a whole and in accordance with its fair meaning.  Headings are for convenience only and shall not be used in construing meaning.  This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

20.          Amendments.  No amendment, waiver, modification, termination, or cancellation of this Agreement shall be effective unless in writing signed by the party against whom enforcement is sought.  The indemnification rights afforded to the Indemnitee hereby are contract rights and may not be diminished, eliminated, or otherwise affected by amendments to the certificate of incorporation, bylaws or by other agreements, including D&O Insurance policies.

21.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other.

22.          Notices.  Any notice required to be given under this Agreement to the Company shall be directed to the Company at its principal executive offices, 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, Attention: General Counsel, and to the Indemnitee at the address indicated below or to such other address as either shall designate in writing.

IN WITNESS WHEREOF, the parties have executed this Indemnity Agreement as of the date first written above.

INDEMNITEE:

Name:	[name]
Address:	[address]

MAGNA ENTERTAINMENT CORP.

By:
Name:	Blake S. Tohana
Title:	Executive Vice-President and
Chief Financial Officer

By:
Name:	William G. Ford
Title:	Secretary